Exhibit 99.1

PRESS RELEASE

Investor Relations:

303-605-1042

Chipotle Mexican Grill, Inc. Announces First Quarter 2016 Results

Denver, Colorado  – (Business Wire)  – April 26, 2016  – Chipotle Mexican Grill, Inc. (NYSE: CMG) today reported financial results for its first quarter ended March 31, 2016.

Highlights for the first quarter of 2016 as compared to the first quarter of 2015 include:

•	Revenue decreased 23.4% to $834.5 million
•	Comparable restaurant sales decreased 29.7%
•	Comparable restaurant transactions decreased 21.1%
•	Restaurant level operating margin was 6.8%, a decrease from 27.5%
•	Net loss was $26.4 million, a decrease from net income of $122.6 million
•	Diluted loss per share was $0.88, a decrease from diluted earnings per share of $3.88
•	Opened 58 new restaurants

“As our sales are on a gradual path to recovery, we remain focused on our mission of changing the way people think about and eat fast food. The best approach to re-building our business is to proudly serve safe and delicious food in our high quality restaurants every single day, which is exactly what we will continue to do,” said Steve Ells, founder, chairman and co-CEO of Chipotle.

First quarter 2016 results

Revenue for the quarter was $834.5 million,  down 23.4% from the first quarter of 2015.  The decrease in revenue was driven by a 29.7% decrease in comparable restaurant sales, partially offset by sales from new restaurant openings. Comparable restaurant sales declined primarily as a result of a decrease in the number of transactions in our restaurants, and to a lesser extent by a decline in average check, including an impact from sales promotions.

We opened 58 new restaurants during the quarter, bringing the total restaurant count to 2,066.

Food costs were 35.3% of revenue, an increase of 140 basis points as compared to the first quarter of 2015. The increase was driven by food testing and waste costs, and increased costs for pre-cut produce items. Increases in food costs were partially offset by relief in beef prices.

Restaurant level operating margin was 6.8% in the quarter, a decrease from 27.5% in the first quarter of 2015.  The decrease was primarily driven by unfavorable sales leverage, and to a lesser extent by higher than usual marketing and promotional costs, and food testing and waste costs.

General and administrative expenses were 7.4% of revenue for the first quarter of 2016,  an increase of 160 basis points over the first quarter of 2015 due to sales deleverage, partially offset by lower non-cash stock based compensation expense.

Net loss for the first quarter of 2016 was $26.4 million, or $0.88 per diluted share, compared to net income of $122.6 million, or $3.88 per diluted share, in the first quarter of 2015.

“Our restaurants and leadership teams have worked hard to overcome the challenges of the first quarter. What is most important is that we continue to build teams of top performers in our restaurants, and among our field leadership, which will allow us to continue to improve on our already high standards and exceptional customer experience. We have some of the best employees in the industry, which continues to serve as a competitive advantage, and we will continue to invest in our people culture to help expedite the next stage of growth for Chipotle,” said Monty Moran, co-CEO

Outlook

For 2016, management expects the following:

•	220 - 235 new restaurant openings
•	An effective full year tax rate of approximately 38.4%

Definitions

The following definitions apply to these terms as used throughout this release:

Comparable restaurant sales represent the change in period-over-period sales for restaurants in operation for at least 13 full calendar months.

Average restaurant sales refers to the average trailing 12-month sales for restaurants in operation for at least 12 full calendar months.

Restaurant level operating margin represents total revenue less restaurant operating costs, expressed as a percent of total revenue.

Conference Call

Chipotle will host a conference call to discuss the first quarter 2016 financial results on Tuesday, April 26, 2016 at 5:00 PM Eastern time.

The conference call can be accessed live over the phone by dialing 1-877-718-5107 or for international callers by dialing 1-719-325-4797. A replay will be available one hour after the call and can be accessed by dialing 1-877-870-5176 or 1-858-384-5517 for international callers; the password is 4763274.  The replay will be available until May 3, 2016.  The call will be webcast live from the company's website at chipotle.com under the investor relations section.  An archived webcast will be available approximately one hour after the end of the call.

About Chipotle

Steve Ells, founder, chairman and co-CEO, started Chipotle with the idea that food served fast did not have to be a typical fast food experience. Today, Chipotle continues to offer a focused menu of burritos, tacos, burrito bowls (a burrito without the tortilla) and salads made from fresh, high-quality ingredients, prepared using classic cooking methods and served in a distinctive atmosphere. Through our vision of Food With Integrity, Chipotle is seeking better food from using ingredients that are not only fresh, but that—where possible—are sustainably grown and raised responsibly with respect for the animals, the land, and the farmers who produce the food. In order to achieve this vision, we focus on building a special people culture that is centered on creating teams of top performers empowered to achieve high standards. This people culture not only leads to a better dining experience for our customers, it also allows us to develop future leaders from within. Chipotle opened with a single restaurant in 1993 and operates more than 2,000 restaurants, including 25 Chipotle restaurants outside the US and 14 ShopHouse Southeast Asian Kitchen restaurants, and is an investor in an entity that owns and operates 4  Pizzeria Locale restaurants. For more information, visit Chipotle.com.

Forward-Looking Statements

Certain statements in this press release, including statements regarding sales recovery, as well as statements under the heading “Outlook” of our expected number of new restaurant openings and effective tax rates in 2016, are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We use words such as “anticipate”, “believe”, “could”, “should”, “estimate”, “expect”, “intend”, “may”, “predict”, “project”, “target”, and similar terms and phrases, including references to assumptions, to identify forward-looking statements. The forward-looking statements in this press release are based on information available to us as of the date any such statements are made and we assume no obligation to update these forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: the uncertainty of our ability to achieve expected levels of comparable restaurant sales comparisons due to factors such as changes in consumers’ acceptance of and enthusiasm for our brand,  including as a result of recent food-borne illness incidents, the impact of competition, decreased overall consumer spending, or our possible inability to increase menu prices or realize the benefits of menu price increases; the risk of food-borne illnesses and other health concerns about our food or dining out generally; factors that could affect our ability to achieve and manage our planned expansion, such as the availability of a sufficient number of suitable new restaurant sites and the availability of qualified employees; the performance of new restaurants and their impact on existing restaurant sales; increases in the cost of food ingredients and other key supplies or higher food costs due to new supply chain protocols; the potential for increased labor costs or difficulty retaining qualified employees, including as a result of market pressures, enhanced food safety procedures in our restaurants, or new regulatory requirements; risks relating to our expansion into new markets; the impact of federal, state or local government regulations relating to our employees, our restaurant design, or the sale of food or alcoholic beverages; risks associated with our Food With Integrity strategy, including supply shortages and potential liabilities from advertising claims and other marketing activities related to Food With Integrity; security risks associated with the acceptance of electronic payment cards or electronic storage and processing of confidential customer or employee information; risks relating to litigation, including possible governmental actions related to food-borne illness incidents, as well as class action litigation regarding employment laws, advertising claims or other matters; risks relating to our insurance coverage and self-insurance; our dependence on key personnel; risks related to our marketing and advertising strategies and our ability to protect our brand and reputation; risks associated with our ability to effectively manage our growth; and other risk factors described from time to time in our SEC reports, including our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, all of which are available on our website at chipotle.com.

Chipotle Mexican Grill, Inc.

Condensed Consolidated Statement of Income and Comprehensive Income

(in thousands, except per share data)

(unaudited)

	Three months ended March 31,
	2016		2015
Revenue	$834,459	100.0%	$1,089,043	100.0%
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Food, beverage and packaging	294,166	35.3	369,026	33.9
Labor	257,681	30.9	244,151	22.4
Occupancy	70,592	8.5	63,185	5.8
Other operating costs	155,189	18.6	113,541	10.4
General and administrative expenses	62,010	7.4	63,061	5.8
Depreciation and amortization	34,788	4.2	30,643	2.8
Pre-opening costs	4,421	0.5	3,435	0.3
Loss on disposal of assets	2,216	0.3	4,200	0.4
Total operating expenses	881,063	105.6	891,242	81.8
Income (loss) from operations	(46,604)	(5.6)	197,801	18.2
Interest and other income (expense), net	2,126	0.3	1,223	0.1
Income (loss) before income taxes	(44,478)	(5.3)	199,024	18.3
Benefit (provision) for income taxes	18,046	2.2	(76,383)	(7.0)
Net income (loss)	$(26,432)	(3.2)%	$122,641	11.3%
Other comprehensive income (loss), net of income taxes:
Foreign currency translation adjustments	1,929		(4,712)
Unrealized gain (loss) on investments, net of income taxes of $1,182 and $0	1,893		-
Other comprehensive income (loss), net of income taxes	3,822		(4,712)
Comprehensive income (loss)	$(22,610)		$117,929
Earnings (loss) per share:
Basic	$(0.88)		$3.95
Diluted	$(0.88)		$3.88
Weighted average common shares outstanding:
Basic	29,893		31,036
Diluted	29,893		31,592

Chipotle Mexican Grill, Inc.

Condensed Consolidated Balance Sheet

(in thousands, except per share data)

	March 31,	December 31,
	2016	2015
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$250,805	$248,005
Accounts receivable, net of allowance for doubtful accounts of $1,136 and $1,176 as of March 31, 2016 and December 31, 2015, respectively	23,692	38,283
Inventory	16,885	15,043
Prepaid expenses and other current assets	48,317	39,965
Income tax receivable	35,041	58,152
Investments	-	415,199
Total current assets	374,740	814,647
Leasehold improvements, property and equipment, net	1,241,602	1,217,220
Long term investments	455,679	622,939
Other assets	46,860	48,321
Goodwill	21,939	21,939
Total assets	$2,140,820	$2,725,066
Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$76,606	$85,709
Accrued payroll and benefits	80,606	64,958
Accrued liabilities	114,751	129,275
Total current liabilities	271,963	279,942
Deferred rent	260,652	251,962
Deferred income tax liability	35,735	32,305
Other liabilities	32,216	32,883
Total liabilities	600,566	597,092
Shareholders' equity:
Preferred stock, $0.01 par value, 600,000 shares authorized, no shares issued as of March 31, 2016 and December 31, 2015, respectively	-	-
Common stock $0.01 par value, 230,000 shares authorized, and 35,797 and 35,790 shares issued as of March 31, 2016 and December 31, 2015, respectively	358	358
Additional paid-in capital	1,184,143	1,172,628
Treasury stock, at cost, 6,449 and 5,206 common shares at March 31, 2016 and December 31, 2015, respectively	(1,811,237)	(1,234,612)
Accumulated other comprehensive income (loss)	(4,451)	(8,273)
Retained earnings	2,171,441	2,197,873
Total shareholders' equity	1,540,254	2,127,974
Total liabilities and shareholders' equity	$2,140,820	$2,725,066

Chipotle Mexican Grill, Inc.

Condensed Consolidated Statement of Cash Flows

(unaudited)

(in thousands)

	Three months ended March 31,
	2016	2015
Operating activities
Net income (loss)	$(26,432)	$122,641
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	34,788	30,643
Deferred income tax (benefit) provision	2,259	(5,551)
Loss on disposal of assets	2,216	4,200
Bad debt allowance	(40)	(27)
Stock-based compensation expense	10,505	16,986
Excess tax benefit on stock-based compensation	(680)	(10,827)
Other	(174)	119
Changes in operating assets and liabilities:
Accounts receivable	14,642	13,300
Inventory	(1,833)	(737)
Prepaid expenses and other current assets	(8,337)	(2,516)
Other assets	1,468	(3,825)
Accounts payable	(8,852)	14,831
Accrued liabilities	10,397	(21,367)
Income tax payable/receivable	23,796	75,314
Deferred rent	8,569	6,780
Other long-term liabilities	(613)	2,755
Net cash provided by operating activities	61,679	242,719
Investing activities
Purchases of leasehold improvements, property and equipment	(62,921)	(59,363)
Purchases of investments	-	(139,114)
Maturities of investments	45,000	95,000
Proceeds from sale of investments	540,648	-
Net cash provided by (used in) investing activities	522,727	(103,477)
Financing activities
Acquisition of treasury stock	(583,802)	(23,249)
Excess tax benefit on stock-based compensation	680	10,827
Stock plan transactions and other financing activities	(10)	(119)
Net cash used in financing activities	(583,132)	(12,541)
Effect of exchange rate changes on cash and cash equivalents	1,526	(3,209)
Net change in cash and cash equivalents	2,800	123,492
Cash and cash equivalents at beginning of period	248,005	419,465
Cash and cash equivalents at end of period	$250,805	$542,957

Chipotle Mexican Grill, Inc.

Supplemental Financial and Other Data

 (dollars in thousands)

	For the three months ended
	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,
	2016	2015	2015	2015	2015
Number of restaurants opened	58	79	53	48	49
Restaurant relocations	(2)	-	-	(1)	(1)
Number of restaurants at end of period	2,066	2,010	1,931	1,878	1,831
Average restaurant sales	$2,230	$2,424	$2,532	$2,530	$2,516
Comparable restaurant sales increase (decrease)	(29.7%)	(14.6%)	2.6%	4.3%	10.4%